UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

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FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): August 9, 2007
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iPass Inc.
(Exact name of Registrant as specified in its charter)

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Delaware	000-50327	93-1214598
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3800 Bridge Parkway, Redwood Shores, California	94065
(Address of principal executive offices)	(Zip Code)

 (650) 232-4100
(Registrant’s telephone number, including area code)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Corporate Transaction and Severance Benefit Plan

On August 9, 2007, the Board of Directors of iPass Inc. adopted the iPass Inc. Executive Corporate Transaction and Severance Benefit Plan  (the “Plan”).  Pursuant to the terms of the Plan, each participant in the Plan will be entitled to receive severance benefits in the event that the participant’s employment with iPass is involuntarily terminated without cause, or the participant resigns as a result of a constructive termination.  The terms of what constitutes an “Involuntary Termination Without Cause”, or a “Constructive Termination” are defined in the Plan.  If one of these events occur, iPass shall make a cash severance payment to the participant in an amount equal to the product of (i) the participant’s monthly base salary, as in effect on the date of the employment termination, multiplied by (ii) a specified number of months.  The specified number of months depends upon whether the participant is a “Tier I” or “Tier II” participant, and whether or not the employment termination is within 18 months of an acquisition of iPass or all or substantially all of its assets (a “Corporate Transaction”), as follows:

	Corporate Transaction	No Corporate Transaction
Tier I	9 months	6 months
Tier II	6 months	3 months

In addition, if the participant is entitled to the cash severance described above and provided that the participant received an overall performance rating equivalent to or greater than “meets expectations” in the most recent performance evaluation cycle preceding termination of the participant’s employment, iPass will make an additional cash severance payment to the participant as follows: (i) in the case of a termination that is not within eighteen (18) months following a Corporate Transaction, in an amount equal to one quarter of the participant’s target bonus amount under iPass’ annual bonus plan, and (ii) in the case of a Corporate Transaction termination, an amount to be determined by the plan administrator but no greater than the product of (i) one-twelfth (1/12th) of the participant’s target bonus amount under iPass’s annual bonus plan, multiplied by (ii) the number of months specified in the table above.

Further, if the participant is entitled to the cash severance described above, (i) the participant will also be entitled to COBRA coverage paid by iPass for a period of months equal to two times the number of months set forth in the table above, and (ii) if the employment termination occurs within eighteen months after a Corporate Transaction, all outstanding options to purchase iPass’ common stock and all restricted stock issued pursuant to any equity incentive plan of iPass that are held by the participant on the date of the employment termination shall be accelerated in full.  The Plan provides no accelerated vesting of outstanding options or restricted stock in the event of a Covered Termination not occurring within eighteen (18) months after a Corporate Transaction.

The Plan also provides that, upon the consummation of a Corporate Transaction, any specified performance target or vesting condition contained in any restricted stock awards shall be deemed satisfied provided that the participant continues to render services for iPass or an affiliate following the Corporate Transaction for any required period of time contained in such restricted stock awards, if any.

The participants will only be entitled to the benefits described above if they execute a release of claims against iPass.  Further, certain of the benefits described above may be reduced in the event that the benefits would have an adverse tax effect on the participant.

The Plan is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the description of the material terms of the Plan described above are qualified in their entirety by reference to the Plan as so filed.

By action of the Compensation Committee of the Board of Directors of iPass Inc., effective August 9, 2007 the Compensation Committee designated the participants in the Plan.  The iPass executive officers who appear in the summary compensation table of iPass’ last proxy statement and who have been designated as participants in the Plan are as set forth below, all of whom were designated as Tier I participants:

Name	Title
Charters, John C.	Chief Operating Officer
Lal, Anurag	Chief Business Development and Sales Officer
Posey, Bruce K.	SVP, General Counsel and Corporate Secretary
Verdecanna, Frank E.	Vice President and Chief Financial Officer

Item 9.01 Financial Statements and Exhibits.

Exhibit                      Description

10.1	iPass Inc. Executive Corporate Transaction and Severance Benefit Plan

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

iPass Inc.

By:	/s/ BRUCE K. POSEY
	Name:	Bruce K. Posey
	Title:	Senior Vice President, General Counsel and Secretary

Dated:  August 15, 2007

Exhibit Index

Exhibit                      Description

10.1	iPass Inc. Executive Corporate Transaction and Severance Benefit Plan